Exhibit 10.2

TANK CAR LEASE AGREEMENT

This agreement is made this 29th day of December, 2010 and effective as of January 1, 2011 (the “Effective Date”), between TERRA NITROGEN COMPANY, L.P., a Delaware limited partnership with an address at 4 Parkway North, Suite 400, Deerfield, Illinois 60015 (“Lessor”), and CF INDUSTRIES, INC., a Delaware corporation with an address at CF Industries Holdings, Inc., 4 Parkway North, Suite 400, Deerfield, Illinois 60015 (“Lessee”).

1.                                       Lease Agreement.  Subject to the terms hereof, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the cars shown Schedule A (all such cars, the “cars,” and such schedule together with this agreement, the “Lease”). Schedule A shall set forth a brief description of the car or cars covered thereby, including the number of cars and the AAR or DOT specifications.

2.                                       Delivery.  On the Effective Date, Lessor agrees to deliver each car to Lessee, freight charges collect, in the yard of the delivering line at the point specified by the Lessee, and Lessee agrees to accept such delivery.

3.                                       Condition of Cars — Acceptance.  All cars delivered under this Lease shall be in satisfactory condition for movement in the normal interchange of rail traffic and shall otherwise comply with the description and specifications in Schedule A.

4.                                       Rentals.  During the term of this Lease, Lessee agrees to pay to Lessor for the use of each car quarterly rental of $3,600.

5.                                       Mileage Allowance.  Lessee shall be entitled to all mileage allowances earned by the cars while in the service of Lessee as and when received from the railroads according to, and subject to, all rules of the tariffs of the railroads.

6.                                       Term.  Subject to the terms hereof, the term of this Lease shall be from the Effective Date and extending for a period of one (1) year.  Thereafter, the term shall be automatically extended for successive periods of one (1) year each, unless terminated by any party hereto at the end of such one (1) year period upon at least ninety (90) days’ prior written notice to the other.

7.                                       Use and Possession.  During the term of this Lease, Lessee shall be entitled to possession of each car, and shall use such car only in the manner for which it was designed and intended on its own property or lines in the usual interchange of traffic.  Lessee will preserve the cars in good condition at all times during the term of this lease and will not alter the structure of the cars without Lessor’s prior written approval. Lessee will promptly return the cars to Lessor upon termination of the lease in the same condition (or better) than when received, ordinary wear and tear accepted.

8.                                       Empty Mileage Indemnification.  Lessee agrees that it will use its best efforts to so use the cars that their total mileage under load will equal or exceed their mileage empty on each railroad over which the cars move.

9.                                       Additional Charges by Railroads.  Lessee agrees to use the cars, upon each railroad over which cars shall move, in accordance with the then prevailing tariffs to which each railroad shall be a party; and if the operation or movements of any of the cars during the term hereof shall result in any charges being made against Lessor by any such railroad, Lessee shall pay to Lessor the amount of such charges within the period prescribed by and at the rate and under the conditions of the then prevailing tariffs. Lessee agrees to indemnify Lessor against any such charges, and shall be liable for any switching, demurrage, track storage, detention or special handling charges imposed on any car during the term hereof.

10.                                 Lessee’s Right to Transfer or Sublease.  Lessee shall not transfer, sublease or assign any car or its interests and obligations pursuant to the Lease without Lessor’s prior written consent.  Notwithstanding the foregoing, Lessee shall have the right to sublease any of the cars for single trips to its customers or suppliers, and to cause each car so subleased to be boarded or placarded with the name of the sublessee in accordance with the provisions of the demurrage tariffs lawfully in effect, where the sole purpose of such subleasing is to obtain an exemption from demurrage for said cars so subleased; provided, however, that notwithstanding any such sublease, Lessee shall continue to remain liable to Lessor for the fulfillment of Lessee’s obligations under this Lease.

11.                                 Maintenance Responsibility.  During the term of this Lease, Lessee assumes the entire responsibility for the cars and shall be responsible and liable to the Lessor for any and all damage to or destruction of same, except for damage (i) caused by normal wear and tear, or (ii) while cars are in the possession of any railroad in regular course of transportation, which railroad is subject to Interchange Rules of the Association of American Railroads (“Interchange Rules”).  Lessor agrees to maintain the cars in good condition and repair according to the now existing Interchange Rules and to conduct necessary repairs during the term of this lease. Lessee agrees to notify Lessor promptly of car damage, defect, or any condition requiring repair during the term of this agreement and to forward the cars to any shop location as may be directed by the Lessor. Lessee agrees to arrange for cleaning, at Lessee’s expense, of any cars requiring shopping.  For any car or cars placed in a shop for normal wear and tear maintenance and/or repair at the direction of Lessor, Lessee shall be allowed rental abatement commencing on the day of arrival at such shop, and rental will be reinstated on the date such car is ready to forward from the shop to Lessee’s specified point. Lessee shall, at its expense, replace any removable parts if lost or broken with parts of like kind and quality.  Except for instances of negligence by the Lessee and/or parties allowed access to the cars by Lessee, Lessee shall not be responsible for any lining repair or replacement of the lining of the cars. During the term of this lease, Lessee agrees to assume responsibility for the inspection and maintenance of all valves, gaskets, and fittings on the cars.

12.                                 Loss or Destruction.  If any of the cars shall be completely destroyed, or if the physical condition of any car shall become such that the car cannot be operated in railroad service, as determined by the parties, then this Lease shall terminate with respect to such car. Lessee shall notify Lessor of the occurrence of any such event promptly. Lessee agrees that if a car is lost or destroyed or is in such physical condition that it cannot be operated in railroad service by reason of misuse or negligence of Lessee or its consignee, agent or sublessee or while on a railroad that does not subscribe to the Interchange Rules or while on any private siding or track or any private or industrial railroad, Lessee will pay Lessor, in cash, the settlement value of such car as determined by Rule #107 of the Interchange Rules promptly following a request by Lessor for such payment. Lessor and Lessee shall cooperate with and assist each other in any reasonable manner requested to establish proper claims against parties responsible for the loss, destruction of or damage to, the cars.

13.                                 Loss of Commodity.  Lessor shall not be liable for any loss of, or damage to, commodities, or any part thereof, loaded or shipped in the cars however such loss or damage shall be caused or shall result. Lessee agrees to assume responsibility for, to indemnify Lessor against, and to save it harmless from any such loss or damage or claim therefor.

14.                                 Damage to Car by Commodity.  Lessee shall be liable for damage to any car covered by this Lease, whether or not due to Lessee’s negligence, if caused by or as a result of the commodity loaded therein. Lessee assumes responsibility for such damage to any car, including without limitation, as applicable, to the tank, fittings or appurtenances thereto, including the interior lining for tanks so equipped. Lessee will use said cars for the transportation and handling of commodities which will not injure the cars.

15.                                 Lettering.  Lessee shall place no lettering or marking of any kind upon the cars without Lessor’s prior written consent, provided however, that Lessee may cause said cars to be stenciled, boarded, or placarded with letters not to exceed two inches (2”) in height to indicate to whom the cars are leased and with commodity stencils per AAR or DOT specifications.

16.                                 Linings and Coatings.  The application, maintenance and removal of interior protective linings and coatings in cars so equipped is to be at the expense of the Lessee. Commodity or mechanical damage to such linings or coatings shall be for the account of the Lessee.

17.                                 Return of Cars — Cleaning.  At the expiration of the lease term, Lessee shall, at its expense, return the cars to Lessor at the location and to the agent selected by the Lessor empty, clean and free from residue, and in the same good condition as the cars were in when delivered, except for normal wear and tear. At the expiration, should car cleaning be required, the Lessee shall bear the full cost of cleaning.

18.                                 Modifications.  Lessor and Lessee agree that if, at any time after the effective date changes in car design or equipment are required by the AAR, DOT, FRA or any other governmental authority, Lessor may, at its option, perform all modifications so ordered and that the cost of those modifications shall be reflected in an appropriate increase in the quarterly rental rate.

19.                                 Use of Cars on Certain Roads Under AAR Circulator OT-5. Lessee is responsible for obtaining all consents or authority to use the cars on any railroad. Upon, the written request of Lessee, Lessor shall use reasonable efforts to obtain from each named railroad consents or authority to place the cars in service under provisions issued by such railroad or the AAR, including, without limitation, the provisions of AAR Circular OT-5 as promulgated by the Association of American Railroads and all supplements thereto and reissues thereof. Lessee shall furnish to Lessor such information as is necessary to apply for and obtain such consents or authority.

20.                                 Indemnifications.  Lessee shall protect, indemnify, save harmless and, at Lessor’s option, defend Lessor from and against all liabilities, obligations, claims, damages, penalties, causes of action, judgments, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses)in any way arising out of, or resulting from, the condition, storage, use, operation of the cars or other cause by Lessee except to the extent resulting from Lessor’s the willful act or gross negligence or except to the extent a railroad has assumed full responsibility and satisfies such responsibility.

21.                                 Taxes and Liens.  Lessor shall be liable for and pay all Federal, State or other governmental property taxes assessed or levied against the cars, except that (i) Lessee shall be liable for and pay such taxes when cars bear reporting marks and numbers other than Lessor’s, (ii) Lessee shall be liable at all times for and shall pay or reimburse Lessor for the payment of any sales, use, leasing, operation, excise, gross receipts and other taxes with respect to the cars, together with (but only to the extent caused by Lessee) any penalties, fines or interest thereon and (iii) Lessee shall be liable for all duties, imposts, taxes and similar charges arising out of the use of cars outside the continental United States.

22.                                 Defaults; Remedies.  Lessee shall be in default under this Lease if Lessee fails to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, where such failure shall continue for a period of ten (10) days after written notice thereof from Lessor to Lessee; provided, however, that if the nature of Lessee’s default is such that more than ten (10) days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commenced such cure within said ten (10) day period and thereafter diligently prosecutes such cure to completion.  In the event of a default by Lessee under this Lease which remains uncured after the expiration of any applicable cure period, Lessor may, in addition to any and all other remedies available at law and equity, terminate this Lease by delivering written notice thereof to Lessee whereupon this Lease shall be deemed null and void upon the fifth (5th) day following Lessee’s receipt of such notice.

23.                                 Disclaimer of Warranties.  LESSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE CONDITION, FITNESS FOR PARTICULAR PURPOSE OR ANY OTHER MATTER CONCERNING THE CARS. During the term of this Lease, Lessor hereby assigns to Lessee any factory or dealer warranty, whether express or implied, or other legal right Lessor may have against the manufacturer in connection with defects in the cars covered by this Lease.

24.                                 Successors and Assigns.  The agreements, terms, covenants and conditions contained in this Agreement to be made or to be performed by the parties hereunder shall be binding on and inure to the benefit of their respective successors and permitted assigns.

25.                                 Severability.  The invalidity of any provision of this Agreement as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

26.                                 Incorporation of Prior Agreements; Amendments.  This Agreement contains all agreements of the parties with respect to the subject matter of this Agreement.  No prior agreement or understanding pertaining to any such matter shall be effective.  This Agreement may only be modified by a written instrument executed by each of the parties hereto.

27.                                 Notices.  All notices, claims, demands, and other communications hereunder shall be in writing and shall be delivered to the parties at the addresses set forth above.

28.                                 No Oral Waiver, No Continuing Waiver.  No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No delay or omission of either party in exercising any right accruing upon any default of the other party shall impair any such right or be construed to be a waiver thereof, and every such right may be exercised at any time during the continuance of such default. A waiver by either of the parties of a breach or a default under any of the terms and conditions of this Agreement by the other party shall not be construed to be a waiver of any subsequent breach or default, or of any other term or condition of this Agreement.

29.                                 Choice of Law; Jurisdiction.  This Agreement shall be governed by the laws of the State of Illinois.

30.                                 Relationship of Parties.  This Agreement is not intended to and does not constitute or result in a partnership or joint venture of any kind between Lessor and Lessee.

31.                                 Multiple Counterparts.  This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be an original and together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

LESSEE:		LESSOR:

CF INDUSTRIES, INC.		TERRA NITROGEN COMPANY, L.P.
		By:	TERRA NITROGEN GP INC., its
general partner

By:	/s/ Stephen R. Wilson	By:	/s/ Douglas C. Barnard
Name:	Stephen R. Wilson	Name:	Douglas C. Barnard
Title:	President and Chief Executive Officer	Title:	Vice President, General Counsel, and Corporate Secretary

SCHEDULE A

10 Cars DOT111A100W6 numbered AGMX009401 - 009410